Exhibit 99.1

GETNET ADQUIRÊNCIA E SERVIÇOS PARA MEIOS DE PAGAMENTO S.A. – INSTITUIÇÃO DE PAGAMENTO

Publicly Held Company with Authorized Capital

CNPJ/ME No.10.440.482/0001-54

CVM Code 2614-0

MATERIAL FACT

GETNET ADQUIRÊNCIA E SERVIÇOS PARA MEIOS DE PAGAMENTO S.A. – INSTITUIÇÃO DE PAGAMENTO (“Getnet” or the “Company”) in accordance with the provisions of article 157, § 4º of Law No. 6,404, of December 15, 1976 (the “Brazilian Corporation Law”), Brazilian Securities Commission (Comissão de Valores Mobiliários or the “CVM”) Resolution No. 44, of August 23, 2021 ("CVM Resolution 44"), and following the material facts disclosed by the Company on May 19, 2022 and on July 15, 2022, informs its shareholders and the market in general that, on the date hereof, through Official Letter No. 566/2022/CVM/SRE/GER-1 (the “Official Letter”), the Securities Registration Superintendence (Superintendência de Registro de Valores Mobiliários – SRE) of the CVM granted the request for registration of the public delisting tender offer in Brazil (the “Brazilian Offer”), which is being carried out concurrently with a public delisting tender offer in the United States of America (the “U.S. Offer” and, together with the Brazilian Offer, the “Offers”), by its direct controlling shareholder, PagoNxt Merchant Solutions, S.L. (“PagoNxt Merchant Solutions” or the “Offeror”), a wholly-owned subsidiary of Banco Santander S.A., for the acquisition of all the Company´s issued and outstanding (i) common shares (the “Common Shares”), preferred shares (the "Preferred Shares" and, together with the Common Shares, the "Shares") and units, each representing one Common Share and one Preferred Share (the "Units") traded on B3 S.A. - Brasil, Bolsa, Balcão ("B3") and (ii) American Depositary Shares, each representing two Units (the “ADSs”), traded on the Nasdaq Global Select Market ("NASDAQ"), not held, directly or indirectly, by PagoNxt Merchant Solutions, for the purposes of delisting Getnet and, thus, terminating (i) Getnet’s registration as a publicly-held company (Category A) with the CVM, pursuant to CVM Resolution No. 80, dated March 29, 2022 and CVM Resolution No. 85, dated March 31, 2021 ("CVM Resolution 85"); (ii) Getnet’s registration with the U.S. Securities and Exchange Commission (“SEC”); (iii) the trading of the Shares and the Units on the B3, pursuant to B3's Issuer Manual; and (iv) the trading of the ADSs on the NASDAQ.

Pursuant to the Official Letter and the main section of article 14 of CVM Resolution 85, the Offeror will disclose the Tender Offer Notice (Edital) and other documents of the Brazilian Offer on October 31 of 2022. Such documents shall be available on the Company's website (https://ri.getnet.com.br/), on the CVM´s website (www.cvm.gov.br), B3´s website (www.b3.com.br), and of Banco BTG Pactual S.A., the intermediary institution of the Brazilian Offer (https://www.btgpactual.com/home/investment-bank), as well as at the Company's headquarters.

The Company will keep its shareholders and the market duly informed about any other material fact regarding this matter, in compliance with applicable legislation.

São Paulo, October 27, 2022.

André Parize

Investor Relations Director

Cautionary Statement Regarding Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Santander, PagoNxt Merchant Solutions and Getnet resulting from and following the implementation of the transaction described herein. These statements are based on management’s current expectations and are inherently subject to risks, uncertainties and changes in circumstance, including the satisfaction of closing conditions for the transaction, including regulatory approval, and the possibility that the transaction will not be completed. None of Santander, PagoNxt Merchant Solutions or Getnet undertake any obligations to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

Important Additional Information And Where To Find It

The tender offer for the outstanding Shares, Units and ADSs of Getnet has not been commenced. This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Getnet Shares, Units and ADSs. The solicitation and offer to buy Getnet Shares, Units and ADSs will only be made pursuant to an offer to purchase and related materials. At the time the tender offer is commenced, PagoNxt Merchant Solutions will file a tender offer statement on Schedule TO with the SEC and thereafter, Getnet will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Investors and security holders are urged to read these materials (including an offer to purchase, a related letter of transmittal and certain other tender offer documents) carefully when they become available since they will contain important information, including the terms and conditions of the tender offer. The offer to purchase, solicitation/recommendation statement and related materials will be filed with the SEC, and investors and security holders may obtain a free copy of these materials (when available) and other documents filed by PagoNxt Merchant Solutions and Getnet with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the solicitation/recommendation statement and other documents filed with the SEC by Getnet at ri.getnet.com.br/en/.